EXHIBIT NO. 99.1

KIMBERLY-CLARK CORPORATION 401(K) AND
RETIREMENT CONTRIBUTION PLAN

Employer ID 39-0394230
Plan ID 010

Financial Statements As of and for the Years Ended
December 31, 2014 and 2013

Supplemental Schedule
As of December 31, 2014

(With Report of Independent Registered Public Accounting Firm Thereon)

NOTE:     The accompanying financial statements have been prepared in part for the purpose of filing with the Department of Labor's Form 5500. Supplemental schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, other than the schedule listed above, are omitted because of the absence of the conditions under which they are required.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Plan Administrator and Participants of
Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan:
We have audited the accompanying statements of net assets available for benefits of the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan, (the “Plan”) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.
As discussed in Notes 1 and 12, effective December 31, 2014, hourly union employees at the majority of the locations which participated in the Plan ceased participation and their balances were transferred to the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan. On March 20, 2015, the balances of the remaining participants in the Plan were transferred to the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan.
The supplemental schedule of assets (held at end of year) as of December 31, 2014 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental schedule is the responsibility of the Plan's management. Our audit procedures included determining whether the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in compliance with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, such schedule is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ DELOITTE & TOUCHE LLP

Dallas, Texas
June 18, 2015

KIMBERLY-CLARK CORPORATION
401(K) AND RETIREMENT CONTRIBUTION PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31
(Thousands of dollars)	2014	2013

Assets
Investments at Fair Value:
Cash equivalents	$880	$6,524
Kimberly-Clark Corporation stock fund	2,619	39,611
Collective funds	27,012	286,157
Self-Directed Brokerage Account ("SDBA")	2,294	16,353
Total Investments	32,805	348,645
Receivables:
Dividends	268	298
Interest	—	117
Due from broker	133	668
Notes receivable from participants	982	5,573
Total Receivables	1,383	6,656
Total Assets	34,188	355,301

Liabilities
Fees payable	—	83
Due to broker	264	217
Total Liabilities	264	300

Net Assets Available for Benefits, at fair value	33,924	355,001

Adjustment from fair value to contract value for fully benefit-responsive stable income fund	(17)	(389)

Net Assets Available for Benefits	$33,907	$354,612

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND RETIREMENT CONTRIBUTION PLAN
STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

	For the year Ended December 31
(Thousands of dollars)	2014	2013

Additions to Net Assets Available for Benefits
Investment income:
Net appreciation in fair value of investments	$20,246	$45,340
Dividends - Kimberly-Clark Corporation stock	1,190	1,363
Dividends - SDBA	449	458
Interest	34	18
Net investment income	21,919	47,179
Contributions:
Employee contributions	13,974	13,303
Employer matching contributions	3,881	3,820
Employer retirement contributions	4,753	4,386
Forfeitures used to reduce employer contributions	(84)	(44)
Total contributions	22,524	21,465
Interest on notes receivable from participants	200	186
Total Additions	44,643	68,830

Deductions from Net Assets Available for Benefits
Benefits paid to participants	28,862	30,414
Administrative expenses	698	780
Total Deductions	29,560	31,194
Net increase prior to transfer	15,083	37,636

Net Transfers (to) / from Kimberly-Clark Corporation 401(k) and Profit Sharing Plan	(335,788)	(17)

Net (Decrease) Increase in Net Assets Available for Benefits	(320,705)	37,619

Net Assets Available for Benefits
Beginning of Year	354,612	316,993
End of Year	$33,907	$354,612

See Notes to Financial Statements.

KIMBERLY-CLARK CORPORATION
401(K) AND RETIREMENT CONTRIBUTION PLAN
NOTES TO FINANCIAL STATEMENTS

Note 1. Description of the Plan

The following brief description of the Kimberly-Clark Corporation 401(k) and Retirement Contribution Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General
Until December 31, 2009 (Date of Merger), the Kimberly-Clark Corporation Incentive Investment Plan (“IIP”) and the Kimberly-Clark Corporation Retirement Contribution Plan, participated in the Kimberly-Clark Corporation Defined Contribution Plans Trust (“Master Trust”) for investment and administrative purposes. By resolution from Kimberly-Clark Corporation (the "Corporation"), dated April 17, 2009, as of the end of the day on December 31, 2009, the Retirement Contribution Plan was merged into the Incentive Investment Plan to form a single plan. Effective January 1, 2010, the merged Incentive Investment Plan was amended and restated as the Plan, and the applicable assets were transferred to the Kimberly-Clark Corporation 401(k) and Profit Sharing Plan (“PSP”) or remained in the Plan dependent upon participant eligibility. The assets of the Plan are held with The Northern Trust Company (“Trustee”).

The Plan, sponsored by the Corporation, is a defined contribution plan covering eligible participants of the Corporation, and its participating subsidiaries. Effective September 1, 1994, the Incentive Investment Plan became an employee stock ownership plan, as defined in Section 4975 of the Internal Revenue Code of 1986 (the “Code”). Hourly union employees at certain facilities of the Corporation and its participating U.S. subsidiaries (collectively, the “Employer”) are eligible to participate in the Plan. Effective December 31, 2014, hourly union employees at Chester, Marinette, Mobile, Neenah Cold Spring, and Lakeview Satellite collectively bargained to end participation in the Plan leaving Fullerton as the remaining participants eligible for the Plan. The participant balances for the employees who ceased participation were transferred to the PSP as discussed in Note 2. The named fiduciary for the Plan is the Benefits Administration Committee.

Contributions
An eligible employee who is considered non-highly compensated may elect to make contributions that are deducted from compensation paid by the Employer before federal income taxes are withheld (“401(k) contributions”), after-tax contributions, and Roth 401(k) contributions in any combination up to 75% (in whole percentages or flat dollar amounts) of base salary or 20% for highly compensated employees. A non-highly compensated employee is an employee whose prior year annual compensation was $115 thousand or less. Employees that are new hires or re-hires are automatically enrolled in the Plan at a 6% 401(k) contribution rate.

Employer matching contributions are determined based upon a percentage of qualifying employee contributions. The Corporation makes a matching contribution of seventy-five cents for each dollar contributed by the employee on the first 2% of base pay plus fifty cents for each dollar invested on the next 3% of base pay. Employer matching contributions are accounted for separately and share in the net appreciation or depreciation in fair value of investments, dividends, interest and expenses in the same manner as contributions made by a participant. All employer matching contributions are invested according to the participants' contribution investment elections. Employer matching contributions and future earnings (losses) on that amount can be reallocated to another investment fund within the Plan.

The Code contains certain limitations on the amount of contributions which can be made to the Plan by and on behalf of a participant. Specifically, there are limitations on 401(k) contributions, after-tax contributions, Roth 401(k) contributions, and employer matching contributions made on behalf of highly compensated eligible employees to ensure that no prohibited discrimination takes place under the Code. A participant affected by such limitations may have the 401(k) contributions deemed to be after-tax contributions and may also have a portion of the after-tax contributions refunded. 401(k), after-tax, and Roth 401(k) contributions qualify for employer matching contributions as described above. For the years ended December 31, 2014 and 2013, there were no re-classifications of contributions.

The Employer makes a retirement contribution for each eligible employee based on an annual formula calculated considering the employee's age and eligible earnings. These contributions are made monthly.

The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2014 of $14.0 million includes 401(k) contributions of $12.0 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $2.0 million.

The employee contributions presented on the Statement of Changes in Net Assets Available for Benefits for year ended December 31, 2013 of $13.3 million includes 401(k) contributions of $11.8 million and after-tax, Roth 401(k), and rollover contributions, collectively, of $1.5 million.

Participant Accounts
Individual accounts are maintained for each Plan participant. Each participant's account is credited with the employee's contributions, the employer matching contributions, Plan earnings and losses, including expenses.

Investments
All investment elections are held by the Trustee and employee contributions allocated to a specific fund are commingled with those of other participants and are invested in accordance with the nature of the specific fund. Pending such investment, the Trustee is authorized to invest in short-term securities of the United States of America or in other investments of a short-term nature. Employees can elect to have their contributions in any of the nineteen fund options available. The fund options consist of Kimberly-Clark Corporation Stock Fund (“K-C Stock Fund”), two different collective funds offered by Columbia Management (formerly, Ameriprise), which are the Money Market and Stable Income Fund and sixteen collective funds offered by BlackRock which include the Russell 1000 Value Index Non-Lendable Fund F, Russell 2000 Index Non-Lendable Fund F, Russell 1000 Growth Index Non-Lendable Fund F, U.S. Debt Index Non-Lendable Fund F, Russell 1000 Index Non-Lendable Fund F, MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F, and nine LifePath Index Non-Lendable Fund F funds which are the Retirement Fund, 2020 Fund, 2025 Fund, 2030 Fund, 2035 Fund, 2040 Fund, 2045 Fund, 2050 Fund, and 2055 Fund. The participant can also choose from a broad range of funds and certain other investments offered through a brokerage account.

During 2014, the LifePath Index 2015 Non-Lendable Fund F assets were transferred to the LifePath Index Target Conservative Non-Lendable Fund F.

During 2013, the Money Market Fund's underlying assets were transferred from the Government Money Market Fund Z to the CT Money Market Fund Z. The changes to the underlying assets were made to better align the Money Market Fund's strategy.

Vesting
Employees are immediately vested in their 401(k), after-tax, Roth 401(k), and rollover contributions. Vesting in company match and retirement contributions occurs after three years of service.

Participant Loans
Participants may borrow from their fund accounts a minimum of $1 thousand up to a maximum of 50% or $50 thousand of their vested account balance, whichever is less. The loans are secured by the balance in the participant's account and bear interest at the prime +1 percent interest rate as published in the Wall Street Journal on the 15th of the month prior to the first day of the month to which it applies. Principal and interest are paid ratably through payroll deductions. A participant may have only one outstanding loan. A loan processing fee of fifty dollars is charged to the participant. A loan may be a general purpose loan, which must be repaid within a maximum of four years, or a primary residence loan, which must be repaid within a maximum of ten years.

Distributions
Upon termination of a participant's employment and after three years or more of qualified service, or because of death, the value of the participant's accounts, including the value of all employer matching contributions, is distributable in either a lump sum or partial amount per the participant's request. An automatic distribution will occur within 90 days if the participant's balance is $5 thousand or less. If the balance is $1 thousand or less, the distribution will be in the form of cash. If the balance is $5 thousand or less but more than $1 thousand, the balance will automatically be rolled over to Millennium Trust, a financial services company serving individuals, where a separate IRA account will be established for the participant. If termination occurs other than as noted above, the value of nonvested employer matching contributions is forfeited and used to reduce subsequent employer matching contributions to the Plan.

A participant invested in the K-C Stock Fund earns dividends quarterly and has the option to reinvest the dividends earned into the fund or receive a distribution. Dividends distributed to participants during the years ended December 31, 2014 and 2013 were $472 thousand and $424 thousand, respectively, and are presented on the Statements of Changes in Net Assets as benefits paid to participants.

Withdrawals
An employee may withdraw the value of their after-tax accounts and the value of employer matching contributions, if vested. Subject to certain conditions, a participant may withdraw the value of 401(k) contributions, Roth 401(k) contributions and earnings credited in the case of hardship or after attaining age 59½. The employee will be required to suspend subsequent contributions to the Plan for six months following any hardship withdrawal of 401(k) contributions and earnings thereon.

Forfeited Accounts
For the years ended December 31, 2014 and 2013, forfeitures totaled $84 thousand and $44 thousand, respectively, and were used to offset employer contributions.

Voting of Company Stock
A participant has the right to direct the Trustee as to the manner in which to vote at each annual meeting and special meeting of the stockholders of the Corporation the number of whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account as of the valuation date coincident with the record date for the meeting. In addition, the participant has the right to determine whether whole shares of the Corporation's common stock held by the Trustee and attributable to his or her K-C Stock Fund account should be tendered in response to offers thereof.

Note 2. Accounting Principles and Practices

Basis of Accounting
The accompanying financial statements for the Plan have been prepared on the accrual basis and are in accordance with the accounting principles generally accepted in the United States of America ("U.S. GAAP") for defined contribution benefit plans. The significant accounting policies employed in the preparation of the accompanying financial statements are as follows:

Use of Estimates
The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates.

Investment Valuation and Income Recognition
All investments are stated at fair value. The Plan primarily invests in collective funds that have underlying investments and the fair value is determined by the Plan's proportionate share of the underlying investments and is estimated using the net asset value per share.  Funds with underlying investments in benefit-responsive investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. The fair value of the Corporation's common stock held by the Plan is determined as the last selling price on the last business day of the year, as published by an independent source. Security transactions are recorded on the trade date. Cash equivalents represent the following: 1) funds held for distributions and transfers in the K-C Stock Fund, 2) funds held for pending participant disbursements in the clearing account, and 3) funds invested in cash equivalent securities and pending transactions in the SDBA. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the Plan's gains and losses on investments bought and sold as well as held during the year.

The Stable Income Fund is a stable value fund which is invested in other funds that are commingled pools sponsored by Columbia Management. These funds may invest in fixed interest insurance investment contracts, money market funds, corporate and government bonds, mortgage-backed securities, bond funds, and other fixed income securities. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. There are no redemption restrictions in the Stable Income Fund.

Notes Receivable from Participants
Notes receivable from participant loans are valued at their unpaid principal balance plus any accrued but unpaid interest.

Administrative Expenses
Administrative expenses of the Plan are paid by the Plan as provided in the Plan document.

Benefits Paid to Participants
Distributions are recorded when paid. Amounts allocated to accounts of participants who have elected to withdraw from the Plan, but have not yet been paid, were $9 thousand and $225 thousand at December 31, 2014 and 2013, respectively.

Transfers from the Plan
For the year ended December 31, 2014, net transfers from the Plan to the PSP were $335.8 million, substantially all as a result of collectively bargained agreements at Chester, Marinette, Mobile, Neenah Cold Spring, and Lakeview Satellite. Transfers as a result of employment status changes from non-union to hourly union resulted in a transfer of assets to the Plan of $28 thousand.

For the year ended December 31, 2013, net transfers from the Plan to the PSP related to employment status changes were $17 thousand. Eligibility can be impacted if a participant's employment status changes to or from hourly union resulting in a transfer of assets.

Note 3. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described as follows:

Level 1 – Unadjusted quoted prices in active markets accessible at the reporting date for identical assets and liabilities.
Level 2 – Quoted prices for similar assets or liabilities in active markets. Quoted prices for identical or similar assets and liabilities in markets that are not considered active or financial instruments for which all significant inputs are observable, either directly or indirectly.
Level 3 – Prices or valuations that require inputs that are significant to the valuation and are unobservable.

The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

The following tables set forth by level, within the fair value hierarchy a summary of the Plan's investments measured at fair value as of December 31, 2014 and 2013:

	December 31 2014	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$880	$—	$880

Fixed Income
Held through units of mutual and pooled funds:
Multi-sector	8,142	—	8,142
Total Fixed Income	8,142	—	8,142

Equity
Assets held directly:
US equity	1,907	1,907	—
Non-US equity	266	266	—
Held through units of mutual and pooled funds:
US equity	12,181	119	12,062
Non-US equity	3,865	—	3,865
World equity	2	2	—
Total Equity	18,221	2,294	15,927

Multi-Asset Class	5,562	—	5,562

Total	$32,805	$2,294	$30,511

	December 31 2013	Fair Value Measurements
		Level 1	Level 2
	(Thousands of dollars)
Cash Equivalents	$6,524	$—	$6,524

Fixed Income
Assets held directly:
US government and municipals	3	3	—
Held through units of mutual and pooled funds:
US corporate debt	437	437	—
International bonds	8	8	—
Multi-sector	111,030	27	111,003
Total Fixed Income	111,478	475	111,003

Equity
Assets held directly:
US equity	10,416	10,416	—
Non-US equity	1,663	1,663	—
Held through units of mutual and pooled funds:
US equity	139,960	2,720	137,240
Non-US equity	39,591	696	38,895
World equity	383	383	—
Total Equity	192,013	15,878	176,135

Multi-Asset Class	38,630	—	38,630

Total	$348,645	$16,353	$332,292

As of December 31, 2014 and 2013, there were no assets with a Level 3 fair value determination. The availability of observable market data is monitored to assess the appropriate classification of financial instruments within the fair value hierarchy. Changes in economic conditions or model-based valuation techniques may require the transfer of financial instruments from one fair value level to another. The Plan's policy is to recognize significant transfers between levels at the end of the year. We evaluate the significance of transfers between levels based upon the nature of the financial instrument and size of the transfer relative to total net assets available for benefits. During the years ended December 31, 2014 and 2013, there were no significant transfers among level 1 or 2 fair value determinations.

Following is a description of the valuation methodologies used for the Plan's investments that have been measured at level 2 fair value. There have been no changes in the methodologies used at December 31, 2014 and 2013.

Cash equivalents: The cash equivalents are a result of the cash liquidity held in the K-C Stock Fund, SDBA, and clearing account. The valuation of the cash equivalents is considered a level 2 due to the cash being held in a fund or short-term cash that has movement between funds or out of the Plan.

US government and municipal fixed income securities: The valuation is determined by observing the value at the closing price reported in the active market in which the individual securities are traded and the trading activity in the market place.

Multi-Sector fixed income mutual and pooled funds: The net asset value of the units of the pooled fund as determined by the investment manager is used as a practical expedient to estimate fair value.

US equity, non-US equity and multi-asset class: The investments include K-C Stock Fund and equity collective funds. Fair value of the Corporation's common stock held in the K-C Stock Fund is determined based on the unadjusted quoted prices for identical assets and the valuation of the common stock is considered a level 2 due to the common stock being held in a fund with cash equivalents.

Note 4. Net Asset Value (NAV) Per Share

The following table for December 31, 2014 and 2013, sets forth a summary of the Plan's investments with a reported NAV.

	Fair Value Estimated Using NAV per Share
Investment	December 31 2014 Fair Value (a)	December 31 2013 Fair Value (a)	Unfunded Commitment	Redemption Frequency	Other Redemption Restrictions	Redemption Notice Period
	(Thousands of dollars)
Short-term investment funds (b)	$5	$1,836	$—	Daily	None	Daily
Fixed income funds (c)	8,142	111,003	—	Daily	None	Daily
Multi-asset class funds (d)	5,562	38,630	—	Daily	None	Daily
Equity index funds (e)	15,927	176,135	—	Daily	None	Daily

(a) The fair values of the investments have been estimated using the NAV of the investment.
(b) Short-term investment fund strategies seek to invest in high-quality, short-term securities which is included in cash and cash equivalents.
(c) Fixed income fund strategies seek to replicate the Barclays Capital Aggregate Bond Index or provide capital preservation and income.
(d) Multi-asset class funds are target date funds that seek to provide a diversified asset allocation consistent with the participants' current stage of life.
(e) Equity index fund strategies seek to replicate the return of an index of a specific financial market, such as the S&P 500 Index or Russell 2000 Index.

Note 5. Investments

The following table presents the fair value of investments that are five percent or more of the Plan's net assets as of December 31, 2014 and/or 2013:

	December 31
	2014	2013
	(Thousands of dollars)
K-C Stock	$2,619	$39,611
Collective funds - BlackRock:
U.S. Debt Index Non-Lending Fund F	4,453	38,617
Russell 1000 Index Non-Lendable Fund F	5,181	48,658
Russell 2000 Index Non-Lendable Fund F	1,359	19,937
LifePath Index Conservative Retirement Non-Lendable Fund F	1,999	5,566
LifePath Index 2025 Non-Lendable Fund F	1,926	13,731
MSCI ACWI ex-US IMI Index Non-Lendable F	3,864	38,895
Collective funds - Columbia Management:
Money Market Fund Z	1,776	7,426
Stable Income Fund Z	1,290	43,057
SDBA	2,294	16,353

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated / (depreciated) in value as follows:

	December 31
	2014	2013
	(Thousands of dollars)
K-C Stock	$5,614	$7,053
Collective funds - BlackRock	13,825	33,822
Collective funds - Columbia Management	727	840
	20,166	41,715

SDBA:
Common stock	(122)	3,378
Preferred stock	—	2
Mutual funds	272	186
Limited partnerships	(70)	59
	80	3,625
Net appreciation in fair value of investments	$20,246	$45,340

Note 6. Party-In-Interest Transactions

At December 31, 2014, the Plan held 23 thousand shares of the Corporation's common stock at a fair value of $2.6 million. During the year ended December 31, 2014, 1.0 million shares were acquired, 1.1 million shares were disposed, and 289 thousand shares were transferred out of the Plan to the PSP.

At December 31, 2013, the Plan held 379 thousand shares of the Corporation's common stock at a fair value of $39.6 million. During the year ended December 31, 2013, 1.1 million shares were acquired, and 1.1 million shares were disposed.

The market value recorded on the Statement of Net Assets Available for Benefits includes the fourth quarter dividend receivable that is not included in the common stock noted above as of December 31, 2014 and 2013.

All of the above transactions are exempt from the prohibitions against party-in-interest transactions under ERISA.

Note 7. Plan Termination

Prior to the final transfer of the Plan's assets to the PSP on March 21, 2015, as discussed in Note 12, the Corporation had the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan had been terminated, participants would have become 100% vested in their accounts.

Note 8. Federal Income Tax Status

The Internal Revenue Service ("IRS") has determined and informed the Corporation in a letter dated October 17, 2014, that the Plan and the related trust were designed in accordance with the applicable requirements of the Internal Revenue Code (the “Code”). The Plan satisfies the requirement of Section 401(a) of the Code and Plan management is not aware of any Plan provision that would result in disqualification. The federal income tax status of participants with respect to the Plan is as follows: A participant's after-tax and Roth contributions, in whatever form, are not tax-deductible by the participant; however, the portion of a distribution attributable to such contributions is not taxable upon distribution. Participant pre-tax 401(k) contributions are considered contributions by the Employer rather than the participant and, as a result, are not taxable until the year in which they are distributed. Employer contributions and the earnings on employer and participant contributions are generally not taxable to the participant until the year in which they are distributed.

U.S. GAAP requires plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan administrator believes it is no longer subject to income tax examinations for years prior to 2011.

Note 9. Changes to the Plan

During the year ended December 31, 2014, the Plan was amended to: (1) eliminate hardship withdrawals from Roth 401(k) Rollovers; effective July 1, 2014, (2) adjust the following items for the determination letter from the IRS: definition of compensation, dividends paid in cash to be distributed no later than 90 days, Roth elective deferrals may only be rolled over to designated Roth accounts or Roth IRAs; all effective January 1, 2010, (3) transfer balances and eligibility for all hourly union participants at Chester, Marinette, Mobile, Neenah Cold Spring, Lakeview Satellite, and former Everett employees from the Plan to the PSP as of December 31, 2014, (4) declare that the Plan Administrator is the Benefits Administration Committee; effective January 1, 2015, (5) adjust the Qualified Domestic Relation Order fee to $675; effective January 1, 2013.

During the year ended December 31, 2013, the Plan was amended to eliminate hardship withdrawals for the payment of legal fees, fines, penalties, levies, garnishments, court actions, tax assessments, past due child support, past due bills necessary to meet a participant's financial obligations due to financial insolvency, heavy debt load, or changes in the participant's financial circumstances, and the construction of a primary residence of the participant, including the purchase of land for that purpose, effective October 4, 2013.

Note 10. Reconciliation of Financial Statements to Form 5500

Benefit payments requested by participants are recorded on the Form 5500 for benefit payments that have been processed and approved for payment prior to year end, but not yet paid as of that date.

The following is a reconciliation of benefits paid to participants per the financial statements for the year ended December 31, 2014, to Form 5500:

December 31, 2014
(Thousands of dollars)
Benefits paid to participants per the financial statements	$28,862
Add: Benefit payments requested by participants at December 31, 2014	9
Less: Benefit payments requested by participants at December 31, 2013	(225)
Benefits paid to participants for Form 5500	$28,646

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2014 and 2013 to Form 5500:

	December 31
	2014	2013
	(Thousands of dollars)
Net assets available for benefits per the financial statements	$33,907	$354,612
Less: Benefit payments requested by participants	(9)	(225)
Add: Adjustment from contract value to fair value for fully benefit-responsive stable income fund	17	389
Net assets available for benefits per Form 5500	$33,915	$354,776

The following is a reconciliation of additions per the financial statements for the year ended December 31, 2014, to Form 5500:

December 31, 2014
(Thousands of dollars)
Total additions per the financial statements	$44,643
Add: Adjustment from contract value to fair value for fully benefit-responsive stable income fund for 2014	17
Less: Adjustment from contract value to fair value for fully benefit responsive stable income fund for 2013	(389)
Total income per Form 5500	$44,271

Note 11. Risks and Uncertainties

Plan assets are invested in funds and securities as directed by plan participants. These investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Accordingly, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Statements of Net Assets Available for Benefits.

Note 12. Subsequent Events

Pursuant to the collectively bargained labor agreement, the hourly organized employees at Fullerton who were participating in the Plan ceased participation as of March 20, 2015 and began participating in the PSP effective March 21, 2015.  Participant account balances were transferred from the Plan to the PSP on March 20, 2015.

SUPPLEMENTAL INFORMATION REQUIRED
BY THE DEPARTMENT OF LABOR'S RULES AND REGULATIONS FOR
REPORTING AND DISCLOSURE UNDER THE
EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974

KIMBERLY-CLARK CORPORATION
401(K) AND RETIREMENT CONTRIBUTION PLAN
SCHEDULE H, PART IV, 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

SPONSOR'S EIN: 39-0394230
PLAN NAME/NUMBER: Kimberly-Clark Corporation 401(K) and Retirement Contribution Plan / 010

		December 31, 2014
Identity of Investment Issuer	Description of Investment	Fair Value
		(Thousands of dollars)
The Northern Trust (1)	Cash equivalents	$880

Columbia Management	Collective Funds:
	Money Market Fund Z	1,776
	CT Money Market Fund Z	132
	Stable Government Fund Z	491
	Stable Income Fund Z	1,290
		3,689

BlackRock	Collective Funds:
	U.S. Debt Index Non-Lendable Fund F	4,453
	Russell 1000 Index Non-Lendable Fund F	5,181
	Russell 1000 Value Index Non-Lendable Fund F	1,271
	Russell 1000 Growth Index Non-Lendable Fund F	1,633
	Russell 2000 Index Non-Lending Fund F	1,359
	MSCI ACWI ex-U.S. IMI Index Non-Lendable Fund F	3,864
	LifePath Index Conservative Non-Lendable Fund F	1,999
	LifePath Index 2020 Non-Lendable Fund F	133
	LifePath Index 2025 Non-Lendable Fund F	1,926
	LifePath Index 2030 Non-Lendable Fund F	14
	LifePath Index 2035 Non-Lendable Fund F	510
	LifePath Index 2040 Non-Lendable Fund F	19
	LifePath Index 2045 Non-Lendable Fund F	894
	LifePath Index 2050 Non-Lendable Fund F	33
	LifePath Index 2055 Non-Lendable Fund F	34
		23,323

K-C(1)	Stock Fund	2,619

Hewitt	SDBA	2,294

The Northern Trust (1)	Notes receivable from participants rate of interest (3.25% - 4.26%) maturity dates (January 2015 - November 2024)	982

Total Investments		$33,787

(1)	Sponsor and/or issuer known to be a party-in-interest to the Plan.
Cost is not presented as all investments are participant directed.
See accompanying report of independent registered public accounting firm.